Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 9, 2017  with respect to the audited balance sheet of Atlantic Acquisition II, Inc. (the Company) as of July 31, 2017, and the related statements of operations, changes in stockholders’ deficit and cash flow for the period from June 29, 2017 (Inception) through July 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 9, 2017